Exhibit 99.1

December 8, 2025

COMPANY CONTACT:

FutureFuel Corp.

Roeland Polet

(314) 854-8352

www.futurefuelcorporation.com

FutureFuel Announces Director and Chairman of the Board Appointment

BATESVILLE, Ark. (December 8, 2025) -- FutureFuel Corp. (NYSE: FF) (“FutureFuel” or the “Company”), a manufacturer of custom and performance chemicals and biofuels, announced today that effective as of December 4, 2025 (the “Effective Date”), the Board of Directors (the “Board”) of FutureFuel Corp. (the “Company”) increased the size of the Board to nine members and the Company appointed Roeland Polet, the Company’s Chief Executive Officer, as a Class A member of the Board until his successor is duly elected and qualified or until his earlier death, resignation or removal.

Mr. Polet has served as Chief Executive Officer of the Company since September 3, 2024. Prior to joining the Company, he served as the Chief Executive Officer, DSM Materials Businesses, for Koninklijke DSM N.V., a Dutch multinational corporation headquartered in Heerlen, Netherlands and publicly traded company with ordinary shares listed on the NYSE Euronext stock exchange in Amsterdam (“DSM”). He served in such role from 2019 to 2023 and also served in other senior leadership roles for DSM from 2015 to 2022, including President and Chief Executive Officer, Protective Materials, and President and Chief Executive Officer, Engineering Materials. Prior to his service at DSM, Mr. Polet served in senior leadership roles at Valspar Corporation, Celanese Corporation and Carbolite Foods, Inc. Mr. Polet has extensive global business experience including in the United States, Asia and Europe. Mr. Polet received a bachelor of arts, economics, from Sate University of New York at Buffalo.

There are no arrangements between Mr. Polet and any other person pursuant to which he was elected to serve as a director. There are no previous transactions between Mr. Polet and the Company which are required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Donald C. Bedell, our Chairman of the Board and an independent member of our Board, has determined to resign as Chairman of the Board, effective as of the Effective Date, and will continue to serve as a member of the Board. The Board thanks Mr. Bedell for his dedicated service to the Company as Chairman of the Board.

As of the Effective Date, the Company appointed Mr. Polet to replace Mr. Bedell as Chairman of the Board and, because Mr. Polet currently serves as the Company’s Chief Executive Officer, the Board appointed G. Bruce Greer, an independent director, as Lead Independent Director to collaborate with Mr. Polet and to contribute to the functioning and oversight of the Board.

About FutureFuel

FutureFuel is a leading manufacturer of diversified chemical products, specialty chemical products, and biofuel products. In its chemicals business, FutureFuel manufactures specialty chemicals for specific customers (“custom chemicals”), as well as multi-customer specialty chemicals (“performance chemicals”). FutureFuel's custom chemicals product portfolio includes proprietary intermediates for major chemical companies and chlorinated polyolefin adhesion promoters and antioxidant precursors for a major chemical company. FutureFuel’s performance chemicals product portfolio includes polymer (nylon) modifiers and several small-volume specialty chemicals for diverse applications. FutureFuel’s biofuels segment primarily produces and sells biodiesel. Please visit www.futurefuelcorporation.com for more information.